Exhibit 10.1

LIQUIDMETAL TECHNOLOGIES, INC.

20321 Valencia Circle

Lake Forest, California 92630

March 12, 2024

Vincent Carrubba

20321 Valencia Circle

Lake Forest, CA 92630

Re:         Change of Control Agreement

Dear Mr. Chung,

WHEREAS the Board of Directors (the “Board”) of Liquidmetal Technologies, Inc. (the “Company”) has determined that it is in the best interest of the Company and its stockholders for the Company to agree to provide benefits to those executives, including yourself, who are responsible for the policy-making functions of the Company and the overall viability of the Company’s business, in the event that such executives should leave the employ of the Company under the circumstances described below;

WHEREAS, the Company recognizes that circumstances may arise in which a potential change in control of the Company arises, through proposed acquisition or otherwise, thereby causing a potential conflict of interest between the Company’s needs for you to remain focused on the Company’s business and for the necessary continuity in management prior to and following a change in control, and your reasonable personal concerns regarding future employment with the Company and economic protection in the event of loss of employment as a consequence of a change in control; and

WHEREAS the Board believes it important, should the Company receive proposals from third parties with respect to its future, to enable you, without being influenced by the uncertainties of your own employment situation and in addition to your regular duties, to assess and advise the Board whether such proposals would be in the best interest of the Company and its stockholders and to take such other action regarding such proposals as the Board might determine to be appropriate; and

WHEREAS the Board also wishes to demonstrate to executives of the Company that the Company is concerned with welfare of its executives and intends to see that loyal executives are treated fairly.

NOW, THEREFORE, to assure the Company that it will have your continued dedication and the availability of your advice and counsel notwithstanding the possibility or occurrence of a change of control of the Company, and to induce you to remain in the employ of the Company, and for other good and valuable consideration, the Company hereby agrees with you as follows in this Change of Control Agreement (this “Agreement”):

1.

Severance Benefits.  In the event that: (i) a Change of Control is consummated, (ii) your employment with the Company is thereafter terminated by the Company for any reason other than for Cause or you terminate your employment with the Company for Good Reason, and (iii) such termination occurs on or before the first (1st) anniversary of the date on which the Change of Control is consumed (a “Qualified Termination”), then the Company will pay you a lump sum in cash equal to twelve (12) months of your current annual base salary at the date of such termination (the “Severance Payment”). The Severance Payment shall be paid to you, net any applicable tax or other legally required withholdings, within three (3) business days after the effective date of your termination of employment.

2.

Definitions. Certain words or phrases that are initially capitalized or within quotation marks shall have the meanings provided in this Section 2 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

2.1

“Cause” shall mean (i) your commission of fraud, embezzlement, or other similar dishonesty or unlawful conduct with respect to Company or your employment, (ii) committing, pleading guilty, nolo contendre or no contest (or their equivalent) to, entering into a pretrial intervention or diversion program regarding, or conviction of, a felony or any crime or act involving moral turpitude, fraud, dishonesty, or misrepresentation, (iii) committing any act which could reasonably adversely affect or impact to a material degree the interests of the Company or in some manner materially injure the reputation, business, or business relationships of the Company, (iv) your failure or inability to adequately perform your duties for, or responsibilities to, the Company after notice from the Board or the Chief Executive Officer setting forth in reasonable detail the nature of such failure, which failure shall not have been remedied by you within ten (10) days of receiving such notice, or (v) any material breach by you of your Employee Obligation Agreement, as defined below. Any act, or failure to act, that is within authority given pursuant to a resolution duly adopted by the Board or based on the advice of counsel of the Company shall not provide a basis for termination for Cause hereunder.

2.2

“Change of Control” shall be deemed to take place if hereafter (i) any person, entity, or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended), other than an affiliate or subsidiary of the Company or an employee benefit plan established or maintained by the Company, a subsidiary of the Company, or any of their respective affiliates, acquires more than 50.0% of the combined voting power of the Company’s then outstanding securities; or (ii) the consummation of (A) a merger or consolidation of the Company with or into another corporation unless, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own more than 50.0% of the aggregate voting power of the Company or the successor entity of such transaction, or (B) a sale or disposition of all or substantially all of the Company’s assets.

2.3

“Good Reason” means (i) the failure of the Company to pay your salary at no less than the rate in effect immediately prior to the Change of Control, (ii) the assignment of you to a position, responsibilities, authority level, or duties of a materially lesser status or degree of responsibility than your position, responsibilities, authority level, or duties immediately prior to your Change of Control, and (iii) (your transfer to a work site more than twenty-five mile distant from your work site immediately prior to the Change of Control, in each case without your consent.

2.4

“Person” means an individual, a corporation, an association, a partnership, an estate, a trust or other entity or organization (including a “group” as defined in Section l3(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than the Company or any of its subsidiaries or affiliates.

3.

Assignment. Neither the Company nor you may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent in the event that the Company shall hereafter effect a reorganization, or consolidate with, or merge into any Person or transfer all or substantially all of its property or assets to any Person, but only to such Person. This Agreement shall inure to the benefit of and be binding upon the Company, its successors (including without limitation any transferee of all or substantially all of its property or assets) and permitted assigns.

In the event of any merger, consolidation or sale of assets as described above, references to the Company in this Agreement shall, unless the context suggests otherwise, be deemed to mean the entity resulting from such merger or consolidation or the acquirer of such assets of the Company.

4.

Notices. Any and all notices, requests, demands, acceptances, appointments and other communications provided for by this Agreement shall be in writing and shall be effective when actually delivered in person, sent by telecopy or similar teletransmission with confirmation of transmission or, if mailed, five (5) days after having been deposited in the United States mail, postage prepaid, registered or certified, and addressed to you at your last known address on the books of the Company or, in the case of the Company, addressed to its principal place of business, attention of Chief Executive Officer, or to such other address as either party may specify by notice to the other actually received.

5.

At-Will Employment. By signing this Agreement, you acknowledge and agree that nothing in this Agreement shall be construed as creating any obligation by the Company or any subsidiary or affiliate thereof to employ you for a specified term or to continue you employment. Unless otherwise specifically set forth in another written agreement between you and the Company, your employment with the Company, is solely on an “at-will” basis, and therefore your employment may be terminated by the Company at any time and for any reason.

6.

Compliance with Employee Obligation Agreement. By signing this Agreement, you agree and acknowledge that the Employee Obligation Agreement, executed in 2023 or before as applicable, that you previously entered into with the Company (the “Employee Obligation Agreement”) shall at all times remain in full force and effect in accordance with the terms thereof, and nothing set forth in this Agreement shall modify, waive, or alter any provision of such agreement.

7.

Acceleration of Option Vesting. Immediately upon a Change in Control and notwithstanding anything in any Option Award Agreement to the contrary, all stock options subject to any Option Award Agreement shall, to the extent not then already vested and excluding any options that have on such date already expired or been terminated, automatically and immediately vest upon the Change of Control and shall thereafter be exercisable in accordance with the terms and provisions of the applicable Option Award Agreement. The term “Option Award Agreement” means any agreement in effect prior to the date of this Agreement whereunder you have been granted options to purchase shares of common stock of the Company, and the provisions set forth in the preceding sentence shall constitute an amendment to each Option Award Agreement held by you.

8.

Termination in Connection With a Change in Control.  (i) In the event that a Change in Control (as defined below) occurs and Employee terminates his own employment with the Company by delivering written notice of termination to the Company within thirty (30) days after such Change in Control (an “Employee Termination Notice”), then Employee shall be entitled to lump-sum severance compensation in an amount equal to one year of Employee’s then-current base salary (the “Change in Control Compensation”). The Change in Control Compensation shall be payable on the last pay day of the month in which the Change in Control occurs, but no earlier than fifteen (15) days after Employee delivers the Employee Termination Notice to the Company.  In addition to the Change in Control Compensation, the Employee shall, to the extent permitted by any applicable benefit plan, continue to receive, from the date of termination through the first anniversary of such date of termination, all employee health and welfare benefits that Employee would have received during such period in the absence of such termination. Employee agrees and acknowledges, however, that Employee will forfeit the right to receive Change in Control Compensation and benefits during such period immediately upon the Employee’s breach of any covenant set forth in Section 6 of this Agreement.  In addition, all unvested shares subject to any equity award shall immediately vest upon the effective date of termination of Employee’s employment as set forth in the Employee Termination Notice.  In addition, the period of time during which Employee shall be entitled to exercise any equity award that is an option shall be extended to the earlier of (a) the second anniversary of such effective date of termination or (b) the date on which such option would otherwise expire and terminate in accordance with the terms of such option (without giving effect to any expiration or termination that is based upon the date of any termination of employment). In addition,

9.

Compliance with 409A. This Agreement is intended to conform in all respects to the requirements under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Accordingly, this Agreement shall be interpreted, construed, administered and applied in a manner as shall meet and comply with the requirements of Section 409A, and the Board may amend this Agreement in its discretion and without your consent to the minimum extent necessary so as to comply with any such requirement. Any reference in this Agreement to Section 409A, or any subsection thereof, shall be deemed to mean and include, to the extent then applicable and then in force and effect (but not to the extent overruled, limited or superseded), published rulings, notices and similar announcements issued by the Internal Revenue Service under or interpreting Section 409A and regulations (proposed, temporary or final) issued by the United States Secretary of the Treasury under or interpreting Section 409A.

10.

Miscellaneous. The headings and captions in this Agreement are for convenience of reference only and in no way define or describe the scope of content of any provision of this Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior agreements and understandings, written or oral, with respect to the subject matter hereof. This Agreement may not be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and such officer as may be specifically designated by the Board. The validity, interpretation, construction and performance of this Agreement shall be governed by the domestic substantive laws of the State of California without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

If you are in agreement with the foregoing, please so indicate by signing and returning to the Company the original of this Agreement, whereupon this Agreement shall constitute a binding agreement between you and the Company.

The second copy is for your records.

Very truly yours,

LIQUIDMETAL TECHNOLOGIES , INC.

By:	/s/ Vincent Carrubba

Name: Vincent Carrubba

Title: Director

ACCEPTED AND AGREED:

Signature:	/s/ Tony Chung

Name: Tony Chung

Dated:	April 3, 2024

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